Exhibit 99.1

Contacts:	James E. Braun, CFO Newpark Resources, Inc. 281-362-6800 Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600

NEWPARK RESOURCES RESPONDS TO FTC NOTIFICATION

THE WOODLANDS, TX – October 23, 2008 – Newpark Resources, Inc. (NYSE: NR) today was informed by the Federal Trade Commission (“FTC”) that they intend to file suit to block the proposed sale of the Company’s environmental services business to CCS, Inc. The FTC stated that it believes that the proposed sale would be anti-competitive. While the Company has not been served with the lawsuit papers and expects to comment further upon reviewing them, Newpark disagrees with the conclusions reached by the FTC and is currently evaluating its options.

More information regarding the status of this action will be discussed on Newpark’s regularly scheduled third quarter conference call, which will be broadcast live over the Internet, on Friday, October 31, 2008 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (303) 262-2137 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 7, 2008 and may be accessed by dialing (303) 590-3000 and using pass code 11119474#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2007, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the access to the credit markets by both Newpark and Newpark’s customers, the outlook for drilling activity in North America and the rest of the world, Newpark’s successful completion of the proposed sale of the environmental business, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.